Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE SECOND
QUARTER OF 2006 AND SIX MONTHS ENDED JUNE 30, 2006
Milwaukee, Wisconsin
July 17, 2006
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $5.5 million or $0.09 diluted earnings per share for the three months ended June 30, 2006 as compared to $7.2 million or $0.11 diluted earnings per share during the same period in 2005. Earnings for the six months ended June 30, 2006 were $10.8 million or $0.18 diluted earnings per share as compared to $15.1 million or $0.23 diluted earnings per share for the six months ended June 30, 2005. Earnings decreased for both periods primarily as a result of a decrease in the net interest margin. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs. The reported results represent an 18.2% decrease in diluted earnings per share for the second quarter of 2006 and a 21.7% decrease in diluted earnings per share for the six months ended June 30, 2006 as compared to the same periods in 2005. Net income for the second quarter of 2006 decreased 23.9% and for the six months ended June 30, 2006, decreased 28.1% as compared to the same periods in 2005.
“Although the flat or inverted yield curve and strong competition for deposits have resulted in reduced net income, the impact has been partially mitigated by our continued focus on expense control and credit quality. While we expect that the current interest rate environment will continue to affect us in the near term, we believe that our continued emphasis on commercial business and commercial real estate lending should aid us in our plan to enhance profits,” stated Michael T. Crowley Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
Mortgage loan originations and purchases were $140.5 million for the second quarter of 2006 and $267.5 million for the first six months of 2006 as compared to $190.4 million for the second quarter of 2005 and $329.9 million for the first six months of 2005. These decreases in mortgage loan originations were primarily the result of increased interest rates on mortgage loan offerings, decreased sales of homes, and decreased mortgage loan purchases.

Loan sales were $22.9 million for the three months ended June 30, 2006 as compared to $35.1 million for the second quarter of 2005. Loan sales for the six months ended June 30, 2006 were $39.8 million as compared to $65.1 million for the same period in 2005. Loan sales decreased in both periods as a result of reduced fixed rate mortgage loan originations. Fixed rate mortgage loan originations decreased due to decreased demand resulting from increased market interest rates for these loans and a slow down in home sales. Gains on the sales of loans were $292,000 for the second quarter of 2006 and $512,000 for the first six months of 2006 as compared to $406,000 and $808,000 for the same periods in 2005.
Consumer loan originations for the three months ended June 30, 2006 were $46.3 million as compared to $61.3 million for the second quarter of 2005 and $83.8 million for the first six months of 2006 as compared to $107.1 million for the first six months of 2005. These decreases in consumer loan originations were primarily the result of increased interest rates on consumer loan offerings and the discontinued indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation, as previously disclosed.
Commercial business loan originations in the second quarter of 2006 were $8.1 million as compared to $9.6 million in the second quarter of 2005 and $16.5 million for the six months ended June 30, 2006 as compared to $22.6 million for the same period in 2005. These decreases were primarily the result of reduced demand for commercial business loans.
In total, loan originations and purchases in the second quarter of 2006 were $195.0 million as compared to $261.3 million for the same period in 2005 and $367.8 million for the first six months of 2006 as compared to $459.6 million for the first six months of 2005. However, the total loan portfolio continued to grow as a result of decreased refinancing of existing loans.
Total assets at June 30, 2006 were $3.5 billion as compared to $3.4 billion at December 31, 2005. The increase was primarily as a result of an increased loan and securities portfolio which was funded by increases in deposits and borrowings.
Mortgage-related securities increased $43.0 million in the first six months of 2006 primarily as a result of reinvesting cash flows and borrowing to fund new purchases.
Deposits increased $12.7 million during the first six months of 2006. Borrowings increased to $840.2 million at June 30, 2006 as compared to $765.8 million at December 31, 2005 primarily as a result of borrowing $100.0 million in the first quarter of 2006 and investing most of those funds in loans and mortgage-related securities.
Cash dividends paid in the second quarter of 2006 were $0.07 per share as compared to $0.06 per share in the second quarter of 2005 or a 16.7% increase. The cash dividend paid on June 1, 2006 of $0.07 per share to stockholders of record on May 18, 2006 was our twenty-second consecutive cash dividend since our initial stock offering.
Non-performing loans to total loans at June 30, 2006 were 0.40% as compared to 0.29% at December 31, 2005. This increase was primarily the result of five commercial real estate loans to one borrower that became non-performing in the second quarter of 2006. Our allowance for loan losses at June 30, 2006 was $12.2 million or 149.9% of non-performing loans and 133.8% of non-performing assets.
The net interest margin for the second quarter of 2006 decreased to 2.32% as compared to 2.68% for same period in 2005 and 2.35% for the six months ended June 30, 2006 as compared to 2.75% for the same period in 2005. The decreased net interest margin for both periods was primarily the result of the rising cost of deposits, the flattening of the yield curve and the effects of our stock repurchase programs. Specifically, the flattening of the yield curve reduces our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin.
Book value per share was $8.54 at June 30, 2006. The annualized return on average equity (ROE) for the second quarter of 2006 was 4.19% and 4.07% for the first six months of 2006. The annualized return on average assets (ROA) for the second quarter of 2006 was 0.62% and 0.63% for the first six months of 2006. In addition, during the second quarter of 2006 we repurchased 2,273,333 shares at an average price of $11.23 per share and for the six months ended June 30, 2006 we repurchased 2,396,333 shares at an average price of $11.24 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 74 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
(The following are forward looking statements; see “Cautionary Statements” below. Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and near term results in 2006. They are as follows:
•	The third quarter of 2006 may provide a continued environment of increasing short term interest rates and a flat or inverted interest rate yield curve. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Loan originations could decrease, along with related fee income.

•	An increased interest rate environment and a slow down in the appreciation in the value of real estate could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	If the interest rate environment or other factors begin to affect the economy as a whole, these effects could be magnified.

•	A rising interest rate environment and a flat or inverted yield curve are also likely to continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income as compared to prior periods.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. However, market conditions also may continue to affect our ability to increase our loan portfolio with these types of loans.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department and are continuing to evaluate its position and our potential alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
* * *

Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook”, those in the future tense, which discuss periods after June 30, 2006, or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in Federal Reserve or other regulatory policy, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, changes in petroleum prices, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2006	December 31, 2005
	(In thousands)
Assets
Cash and due from banks	$39,707	$41,543
Federal funds sold	—	—
Interest-earning deposits	20,833	27,872

Cash and cash equivalents	60,540	69,415
Securities available-for-sale, at fair value:
Investment securities	47,881	63,361
Mortgage-related securities	1,130,771	1,087,816
Loans held for sale	5,529	2,312
Loans receivable, net	2,036,786	1,990,492
Goodwill	52,570	52,570
Other intangible assets	3,419	3,750
Mortgage servicing rights	4,661	4,771
Other assets	160,859	156,890

	$3,503,016	$3,431,377

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,099,511	$2,086,822
Borrowings	840,157	765,796
Advance payments by borrowers for taxes and insurance	21,741	2,529
Other liabilities	25,794	29,513

	2,987,203	2,884,660

Minority interest in real estate development	2,418	2,343

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2006 and 2005
Issued and outstanding — none in 2006 and 2005	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2006 and 2005
Issued - 78,783,849 shares in 2006 and 2005
Outstanding - 60,138,218 in 2006 and 62,325,268 in 2005	788	788
Additional paid-in capital	492,556	497,589
Retained earnings	272,955	269,913
Unearned ESOP shares	(3,516)	(3,966)
Accumulated other comprehensive income	(29,379)	(17,346)
Unearned deferred compensation	—	(6,955)
Treasury stock - 18,645,631 in 2006 and 16,458,581 shares in 2005	(220,009)	(195,649)

Total shareholders’ equity	513,395	544,374

	$3,503,016	$3,431,377

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)

Interest income:
Loans	$29,103	$26,629	$57,513	$52,116
Investments	935	1,138	1,856	2,118
Mortgage-related securities	13,138	13,133	25,036	26,581
Interest-earning deposits	442	68	851	111

Total interest income	43,618	40,968	85,256	80,926
Interest expense:
Deposits	16,481	11,492	31,754	22,260
Borrowings	7,618	7,152	14,573	13,188
Advance payment by borrowers for taxes and insurance	6	6	8	8

Total interest expense	24,105	18,650	46,335	35,456

Net interest income	19,513	22,318	38,921	45,470
Provision for loan losses	56	270	119	387

Net interest income after provision for loan losses	19,457	22,048	38,802	45,083
Noninterest income:
Service charges on deposits	1,506	1,173	2,666	2,198
Brokerage and insurance commissions	593	647	1,134	1,193
Loan related fees and servicing revenue	373	354	699	664
Gains on sale of investments	—	62	694	1,387
Gain on sales of loans	292	406	512	808
Other	1,353	1,145	2,788	2,458

Total noninterest income	4,117	3,787	8,493	8,708
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,167	9,304	18,740	19,299
Occupancy and equipment	2,648	2,528	5,249	5,164
Amortization of other intangible assets	166	166	331	331
Other	3,109	2,889	6,233	6,083

Total noninterest expenses	15,090	14,887	30,553	30,877

Income before income taxes	8,484	10,948	16,742	22,914
Income taxes	3,005	3,750	5,897	7,827

Net income	$5,479	$7,198	$10,845	$15,087

Per share data:
Earnings per share-basic	$0.09	$0.12	$0.18	$0.23

Earnings per share-diluted	$0.09	$0.11	$0.18	$0.23

Cash dividends paid	$0.07	$0.06	$0.14	$0.12

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended June 30,		During the six months ended June 30,
	2006	2005	2006	2005

Originations
Mortgage loans	$92,330	$113,907	$171,531	$192,595
Consumer loans	46,298	61,336	83,788	107,128
Commercial business loans	8,121	9,581	16,549	22,564

Total loan originations	146,749	184,824	271,868	322,287

Purchases
Mortgage loans	48,205	76,475	95,978	137,284

Total loan purchases	48,205	76,475	95,978	137,284

Total loans originated and purchased	$194,954	$261,299	$367,846	$459,571

Loan Sales	$22,854	$35,074	$39,763	$65,052

Loan Portfolio Analysis	June 30,	December 31,
	2006	2005

Mortgage loans:
One-to-four family	$1,106,601	$1,048,881
Multi-family	154,692	155,908
Commercial real estate	173,171	175,090
Construction and development	177,640	155,205

Total mortgage loans	1,612,104	1,535,084
Consumer loans	451,805	466,795
Commercial business loans	50,547	57,247

Total loans receivable	2,114,456	2,059,126
Deductions to gross loans	77,670	68,634

Total loans receivable, net	$2,036,786	$1,990,492

Asset Quality Ratios	June 30,	December 31,
	2006	2005

Non-performing mortgage loans	$4,820	$2,214
Non-performing consumer loans	610	616
Non-performing commercial business loans	1,975	2,517
Accruing loans delinquent 90 days or more	757	487

Total non-performing loans	$8,162	$5,834

Total non-performing assets	$9,141	$6,542

Non-performing loans to loans receivable, net	0.40%	0.29%
Non-performing assets to total assets	0.26%	0.19%
Allowance for loan losses to non-performing loans	149.88%	207.23%
Allowance for loan losses to non-performing assets	133.83%	184.81%
Allowance for loan losses to total loans	0.60%	0.61%
Net recoveries (charge-offs )	$24	$(2,374)
Net recoveries (charge-offs) to avg loans (annualized)	0.00%	(0.12%)
Allowance for loan losses	$12,233	$12,090

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Deposit Analysis	June 30,	December 31,
	2006	2005
Noninterest-bearing checking	$101,460	$110,583
Interest-bearing checking	169,795	174,620
Savings accounts	220,702	224,408
Money Market accounts	259,333	271,418
Certificate accounts	1,348,221	1,305,793

Total Deposits	$2,099,511	$2,086,822

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net interest margin (1)	2.32%	2.68%	2.35%	2.75%
Net interest rate spread	1.80%	2.25%	1.83%	2.30%
Return on average assets	0.62%	0.82%	0.63%	0.87%
Return on average equity	4.19%	5.08%	4.07%	5.00%
Return on average tangible equity (2)	4.72%	5.67%	4.59%	5.55%
Efficiency ratio (3)	63.86%	57.03%	64.44%	56.99%
Non-interest expense as a percent of average assets	1.72%	1.70%	1.76%	1.77%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible equity is determined by dividing net income by the net of shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts establish financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Average earning assets	$3,360,232	$3,331,955	$3,318,437	$3,309,544
Average assets	$3,512,329	$3,507,026	$3,466,319	$3,483,166
Average interest bearing liabilities	$2,847,016	$2,794,622	$2,802,535	$2,736,340
Average shareholders’ equity	$523,348	$567,163	$532,394	$603,335
Average tangible shareholders’ equity (4)	$464,034	$507,527	$473,007	$543,674
Weighted average number of shares outstanding
-used in basic earnings per share	58,860,707	61,653,900	59,739,767	64,758,683
-used in diluted earnings per share	60,541,952	63,574,654	61,407,537	66,833,283

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights, and applicable deferred taxes.

	June 30,	December 31,
	2006	2005
Number of shares outstanding (net of treasury shares)	60,138,218	62,325,268
Book value per share	$8.54	$8.73

Weighted Average Net Interest Rate Spread	At June 30,	At December 31,
	2006	2005
Yield on loans	5.86%	5.66%
Yield on investments	4.39%	4.27%
Combined yield on loans and investments	5.31%	5.13%
Cost of deposits	3.22%	2.87%
Cost of borrowings	3.57%	3.58%
Total cost of funds	3.32%	3.06%
Interest rate spread	1.99%	2.07%